Exhibit 3.3

AMENDED AND RESTATED

ARTICLES OF INCORPORATION

OF

TRX, INC.

ARTICLE I.

CORPORATE NAME

The name of the Corporation is: TRX, Inc. (hereinafter, the “Corporation”).

ARTICLE II.

PURPOSE OF CORPORATION

The Corporation is organized for the purpose of engaging in any and all lawful businesses not specifically prohibited to corporations for profit under the laws of the State of Georgia, and the Corporation shall have all powers necessary to conduct any such businesses and all other powers enumerated in the Georgia Business Corporation Code (the “Code”) or under any act amendatory thereof, supplemental thereto or substituted therefor.

ARTICLE III.

AUTHORIZED SHARES

Section 3.1 Common Stock: The Corporation shall have authority to issue not more than One Hundred Million (100,000,000) shares of Common Stock, par value $.01 per share (the “Common Stock”), which shall have unlimited voting rights and be entitled to receive the net assets of the Corporation upon dissolution.

Section 3.2 Shares Acquired by the Corporation. Shares of Common Stock that have been acquired by the Corporation shall become treasury shares and may be resold or otherwise disposed of by the Corporation for such consideration, not less than the par value thereof, as shall be determined by the Board of Directors, unless or until the Board of Directors shall by resolution provide that any or all treasury shares so acquired shall constitute authorized, but unissued shares.

Section 3.3 Preferred Stock. The Corporation shall have the authority to issue not more than Ten Million (10,000,000) shares of Preferred Stock, par value $.01 per share (the “Preferred Stock”). The Board of Directors may fix by resolution or resolutions the designations and the powers, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions of each class of shares of stock, including without limitation the voting rights, dividend rate, conversion rights, redemption price and liquidation preference of any series of shares of Preferred Stock and to fix the number of shares constituting any such series, and to increase or decrease the number of any such series (but not below the number of shares thereof then outstanding). In case the number of shares of any such series shall be so decreased, the shares constituting such decrease shall resume the status which they had prior to the adoption of the resolution or resolutions originally fixing the number of shares of such series.

ARTICLE IV.

REGISTERED OFFICE AND AGENT

The street address and county of the registered office of the Corporation is 6 West Druid Hills Drive, Atlanta, DeKalb County, Georgia 30329. The registered agent at such office shall be Norwood H. Davis, III.

ARTICLE V.

PRINCIPAL OFFICE

The mailing address of the principal office of the Corporation is 6 West Druid Hills Drive, Atlanta, Georgia 30329.

ARTICLE VI.

DIRECTORS

Section 6.1 Vacancy. Any director may resign at any time, upon written notice to the Corporation. The entire Board of Directors or any individual director may be removed at any time with or without cause. During the intervals between annual meetings of shareholders, any vacancy occurring in the Board of Directors caused by resignation, removal, death or other incapacity, and any newly created Directorships resulting from an increase in the number of Directors, shall be filled by a majority vote of the Directors then in office, whether or not a quorum. Each Director chosen to fill a vacancy shall hold office for the unexpired term in respect of which such vacancy occurred. Each Director chosen to fill a newly created directorship shall hold office until the next election of Directors.

Section 6.2 Authority. In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized:

1. To make, alter or repeal the Bylaws of the Corporation.

2. To authorize and cause to be executed mortgages and liens upon the real and personal property of the Corporation.

3. To set apart out of any of the funds of the Corporation available for dividends a reserve or reserves for any proper purpose and to abolish any such reserve in the manner in which it was created.

4. By resolution adopted at a regular or special meeting of the Board of Directors, to authorize the issuance of any series of preferred stock or any debt security of the

Corporation, with full, limited or no voting power, and with such designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, as shall be determined by the Board of Directors.

5. By resolution passed by a majority of the whole Board of Directors, to designate one or more committees, each committee to consist of one or more of the Directors of the Corporation, which, to the extent provided in the resolution or in the Bylaws of the Corporation, shall have and may exercise the powers of the Board of Directors in the management of the business and affairs of the Corporation, and may authorize the seal of the Corporation to be affixed to all papers which may require it. Such committee or committees shall have such name or names as may be stated in the Bylaws of the Corporation or as may be determined from time to time by resolution adopted by the Board of Directors.

6. When and as authorized by the affirmative vote of the holders of a majority of the stock issued and outstanding having voting power given at a shareholders’ meeting duly called for that purpose, to sell, lease or exchange all of the property and assets of the Corporation, including its goodwill and its corporate franchises, upon such terms and conditions and for such consideration, which may be in whole or in part shares of stock in, and/or other securities of, any other business entity or entities, as its Board of Directors shall deem expedient and for the best interests of the Corporation.

ARTICLE VII.

LIMITATIONS ON DIRECTOR LIABILITY

No Director of the Corporation shall be personally liable to the Corporation or its shareholders for monetary damages for breach of duty of care or other duty as a Director, except for liability (1) for any appropriation, in violation of his duties, of any business opportunity of the Corporation; (2) for acts or omissions which involve intentional misconduct or a knowing violation of the law; (3) for the types of liability set forth in Section 14-2-832 of the Code; or (4) for any transaction from which the Director received an improper personal benefit. If the Code is amended after the effective date of this Article to authorize corporate action further limiting the personal liability of Directors, then the liability of a Director of the Corporation shall be limited to the fullest extent permitted by the Code, as so amended. Any repeal or modification of the foregoing paragraph by the shareholders of the Corporation shall not adversely affect any right or protection of a Director of the Corporation existing at the time of such repeal or modification.

ARTICLE VIII.

ACTION WITHOUT MEETING

Any action required or permitted to be taken at a shareholders meeting may be taken without a meeting of the shareholders if the action is evidenced by one or more written consents describing the action taken, which consents are signed by persons who would be entitled to vote at a meeting that number of shares having voting power to cast not less than the minimum number (or numbers, in the case of voting by groups) of votes that would be necessary to authorize or take the action at a meeting at which all shareholders entitled to vote were present and voted. No written consent signed under this provision shall be valid unless the consenting shareholder has been furnished the same material that, under the Code, would have been required to be sent to shareholders in a notice of a meeting at which the proposed action would have been submitted to the shareholders for action, or it contains an express waiver of the rights to receive such material.

ARTICLE IX.

CONSIDERATIONS AVAILABLE TO THE BOARD OF DIRECTORS

The Board of Directors of the Corporation, when evaluating any offer of another person to make a tender or exchange offer for any equity security of the Corporation, to merge or consolidate the Corporation with another person, or to purchase or otherwise acquire all or substantially all of the properties and assets of the Corporation, shall, in determining what is in the best interests of the Corporation and its shareholders, give due consideration to all relevant factors, including without limitation (i) the fairness and adequacy of the consideration offered in relation to: the then current market price or fair value of the Corporation (including the estimated fair value of the Corporation in a freely negotiated transaction), historical financial results and the then current financial condition of the Corporation, historical and comparative market information (including price/earnings ratios, market trends, comparative premiums for sale of control and general economic conditions), the then current market or replacement price of the tangible and intangible assets of the Corporation, the ability of management of the Corporation, the future earnings prospects of the Corporation and the then estimated future value of the Corporation as an independent entity; (ii) the nature of the consideration offered (including the estimated present value and future earnings of any non-cash consideration); (iii) the amount of the Corporation’s securities sought to be acquired and, if less than all, the effect of the acquisition on the remaining shareholders (including consideration of the resulting market liquidity, stock prices and likelihood of subsequent freezeout transactions); (iv) the method of financing the proposed transaction, including the financial condition of the offeror, its ability to finance and consummate the proposed transaction, the extent to which the assets of the Corporation will be used directly or indirectly therefor, and the likelihood of success; (v) the timing of the proposed transaction; (vi) the availability of other alternatives; (vii) the legality of the proposed transaction (including possible legal and regulatory obstacles and delays); (viii) the reputation and integrity of the offeror in the business community and the perceived purpose of the proposed transaction in light of the operating history and reputation of the Corporation and its subsidiaries in the communities they serve; (ix) the social, legal and economic effects of the transaction on the employees, customers and other constituents of the Corporation and its subsidiaries; (x) the effects and impact of the proposed transaction on the communities in which the Corporation and its subsidiaries operate or are located; and (xi) the desirability of maintaining independence from any other person.

ARTICLE X.

AMENDMENT

The Corporation reserves the right to amend, alter, change or repeal any provision contained in these Articles of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon shareholders herein are granted subject to this reservation.

ARTICLE XI.

SHAREHOLDER RIGHTS PLAN

The adoption of a shareholder rights plan or similar plan providing for the issuance of rights, options, warrants or other securities or cash or other property of the Corporation based upon a person or entity becoming the owner of a specified amount of securities of the Corporation shall require (1) if BCD Technology Group owns, in the aggregate, 25% or more of the outstanding voting power of the Corporation and BCD Technology, S.A. consents in writing to such adoption, the affirmative vote of a majority of the members of the Board of Directors or such other vote as may be required by applicable law; or (2) if BCD Technology Group owns, in the aggregate, 25% or more of the outstanding voting power of the Corporation but BCD Technology, S.A. does not consent in writing to such adoption, the affirmative vote of all of the members of the Board of Directors; or (3) if BCD Technology Group owns, in the aggregate, less than 25% of the outstanding voting power of the Corporation, the affirmative vote of a majority of the members of the Board of Directors or such other vote as may be required by applicable law. For purposes of this Article, references to the percentage ownership of BCD Technology Group shall mean BCD Technology, S.A. and such persons or entities that control, are controlled by, or are under common control with, BCD Technology, S.A. Upon request by the Corporation, BCD Technology, S.A. shall certify to the Corporation the names of all persons or entities in the BCD Technology Group.

ARTICLE XII.

GEORGIA BUSINESS COMBINATION AND FAIR PRICE STATUTES

In order for the Corporation to elect to be governed by any or all of the requirements of the Fair Price Requirements and Business Combinations with Interested Stockholders rules set forth in Part 2 and Part 3 of Article 11 of the Code, sections 14-2-1110 through 14-2-1133 , the following votes shall be required: (1) if BCD Technology Group owns, in the aggregate, 25% or more of the outstanding voting power of the Corporation and BCD Technology, S.A. consents in writing to such adoption, the affirmative vote of a majority of the members of the Board of Directors or such other vote as may be required by applicable law; or (2) if BCD Technology Group owns, in the aggregate, 25% or more of the outstanding voting power of the Corporation but BCD Technology, S.A. does not consent in writing to such adoption, the affirmative vote of all of the members of the Board of Directors; or (3) if BCD Technology Group owns, in the aggregate, less than 25% of the outstanding voting power of the Corporation, the affirmative vote of a majority of the members of the Board of Directors or such other vote as may be required by applicable law. For purposes of this Article, references to the percentage ownership of BCD

Technology Group shall mean BCD Technology, S.A. and such persons or entities that control, are controlled by, or are under common control with, BCD Technology, S.A. Upon request by the Corporation, BCD Technology, S.A. shall certify to the Corporation the names of all persons or entities in the BCD Technology Group.

IN WITNESS WHEREOF, the undersigned has executed these Amended and Restated Articles of Incorporation as of the              day of                                              , 2005.

TRX, Inc.

By:
Name:
Title:

CERTIFICATE OF AMENDED AND RESTATED

ARTICLES OF INCORPORATION

OF TRX, INC.

Pursuant to Section 14-2-1007 of the Georgia Business Corporation Code, TRX, Inc., a Georgia corporation, hereby certifies that:

ARTICLE I.

The name of the corporation is: TRX, Inc.

ARTICLE II.

Pursuant to Section 14-2-821 of the Georgia Business Corporation Code, the Board of Directors of the Corporation duly adopted resolutions on                             , 2005 setting forth and declaring advisable that the Corporation amend and restate its Articles of Incorporation by deleting the provisions thereof in their entirety and substituting in lieu thereof new provisions so that, as amended and restated, the provisions shall read in their entirety as hereinafter set forth.

ARTICLE III.

The Amended and Restated Articles of Incorporation contain amendments which require shareholder approval.

ARTICLE IV.

Pursuant to Section 14-2-704 of the Georgia Business Corporation Code, a majority of the shareholders of the Corporation duly adopted on resolutions approving and adopting the Amended and Restated Articles of Incorporation.

ARTICLE V.

The Amended and Restated Articles of Incorporation supersede the original Articles of Incorporation and all amendments thereto.

ARTICLE VI.

The Amended and Restated Articles of Incorporation are attached hereto.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amended and Restated Articles of Incorporation to be executed by its duly authorized officer this              day of                             , 2005.

TRX, INC.

By:
Name:
Title: